Exhibit 99.1

FOR IMMEDIATE RELEASE

Monday, December 23, 2013

GANNETT AND SANDER MEDIA ANNOUNCE THAT KMOV-TV, KTVK-TV AND KASW-TV WILL BE SOLD FOR $407.5 MILLION IN CASH

Close of Gannett-Belo Transaction Expected Promptly

McLEAN, VA and Phoenix, AZ – Gannett Co., Inc. (NYSE: GCI) and Sander Media LLC announced today that KMOV-TV in St. Louis, MO, will be sold to Meredith Corporation (NYSE: MDP). As part of the sale, Sander Media will convey to Meredith substantially all of the assets used in the operation of KMOV-TV which Sander Media will acquire upon close of the Gannett-Belo transaction. In addition, Gannett will convey certain other assets that are needed to provide services to KMOV-TV, which Gannett will acquire from Belo upon close of the Gannett-Belo transaction. The sale to Meredith, upon government approval, will satisfy Gannett’s and Sander Media’s obligations under the previously announced proposed consent decree with the U.S. Department of Justice in connection with Gannett’s acquisition of Belo.

Additionally, under a separate agreement, KTVK-TV and KASW-TV in Phoenix, AZ, will be sold to Meredith. At the closing, Meredith will simultaneously convey KASW-TV to SagamoreHill of Phoenix, LLC, which, through its affiliates, owns and operates two television stations in two markets. The agreed upon purchase price for the three stations is $407.5 million in cash, contingent upon regulatory approvals and other customary closing conditions.

Gracia Martore, President and Chief Executive Officer of Gannett, said, “We are very pleased to have reached this agreement with Meredith. Meredith is a highly respected multi-media company which shares our commitment to outstanding local journalism, and we are confident that these stations will be in good hands. We are also pleased to have reached an agreement with attractive terms for our shareholders, as these sales will significantly lower the effective purchase price for Belo while reducing only minimally the expected synergies associated with the Belo transaction, which we expect to close promptly.”

The sale of these stations is expected to have an impact of less than $2 million on Gannett’s previously disclosed projected annual run-rate synergies of $175 million within three years of closing of the Belo transaction. Gannett’s pending acquisition of Belo and the sale of these stations to Meredith together are expected to generate significant free cash flow and be accretive to non-GAAP earnings per share by approximately $0.43 in 2014. The company expects to use the proceeds of the sale to reduce debt and for other purposes consistent with Gannett’s stated capital allocation strategy. Gannett will maintain its strong broadcast presence in the St. Louis and Phoenix markets with KSDK-TV and KPNX-TV, respectively.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 100 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

About Sander Media

Sander Media is a limited-liability company which, after the close of the Gannett-Belo transaction, will own six television stations in five markets that will receive support services from Gannett through shared-services and similar arrangements.

Forward Looking Statements

Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in each company’s SEC reports, including their annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.

This press release contains a discussion of certain non-GAAP financial measures that Gannett presents in order to allow investors and analysts to measure, analyze and compare its financial condition and results of operations in a meaningful and consistent manner. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in Gannett’s publicly available reports filed with the SEC, all of which are available through the investor relations portion of our website.

Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

# # #

For investor inquiries, contact:	For media inquiries, contact:
For Gannett:	For Gannett:
Jeffrey Heinz	Jeremy Gaines
Vice President, Investor Relations	Vice President, Corporate Communications
703-854-6917	703-854-6049
jheinz@gannett.com	jmgaines@gannett.com

For Sander Media:
Tom Chauncey
602-257-7955